Exhibit 99.1
DENBURY REPORTS 2011 FOURTH QUARTER AND ANNUAL RESULTS

PLANO, TX – February 23, 2012 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced record quarterly adjusted net income(1) of $175 million for the fourth quarter of 2011, or $0.45 per diluted share, on record quarterly revenues of $612 million.  This compares to $87 million of adjusted net income(1), or $0.22 per diluted share, on revenues of $519 million for the prior year fourth quarter, and $148 million, or $0.37 per diluted share, on revenues of $572 million for the third quarter of 2011.  Based on generally accepted accounting principles (“GAAP”), fourth quarter of 2011 net income was $53 million, or $0.13 per diluted share. This compares to $10 million of net income, or $0.03 per diluted share, for the prior year fourth quarter, and $276 million, or $0.68 per diluted share, for the third quarter of 2011.

Adjusted cash flow from operations(1) for the fourth quarter of 2011 was a quarterly record $387 million. This compares to $248 million of the same measure for the prior year fourth quarter, and $358 million for the third quarter of 2011.  GAAP net cash provided by operating activities was $366 million for the fourth quarter of 2011.  This compares to $263 million of the same measure for the prior year fourth quarter and $316 million for the third quarter of 2011.

Key highlights for the fourth quarter of 2011 include:

•	Commenced tertiary oil production at Oyster Bayou Field in December, ahead of schedule.

•	Completed the initial 116-mile segment of the 20-inch Greencore pipeline, Denbury’s first carbon dioxide (“CO2”) pipeline in the Rocky Mountain Region.

•	Record quarterly Bakken sales volumes of 11,743 barrels of oil equivalent per day (“BOE/d”).

•
Initiated a stock repurchase program under which the Company acquired approximately 14.1 million shares through quarter-end, or 3.5% of September 30, 2011 shares outstanding, at an average cost of $13.83 per share.

•	Maintained strong capital structure with quarter-end liquidity of approximately $1.2 billion.

•	Subsequent to quarter-end, commenced tertiary oil production at Hastings Field in January 2012, ahead of schedule.

Denbury’s full year 2011 adjusted net income(1) was $574 million, or $1.43 per diluted share, compared to $230 million, or $0.61 per diluted share for the prior year.  GAAP net income for the full year 2011 was $573 million, or $1.43 per diluted share, compared to $272 million, or $0.72 per diluted share for the prior year.  Full year 2011 adjusted cash flow from operations(1) was $1.4 billion, a 76% increase from the prior year level.  GAAP net cash flow provided by operating activities for full year 2011 was $1.2 billion, a 41% increase from the prior year level.

Phil Rykhoek, Denbury’s President and CEO, commented, "We finished 2011 with strong financial performance, attaining new record levels of quarterly revenue and adjusted cash flow.  Solid production volumes, favorable oil pricing, and a sequential quarterly reduction in lease operating expenses all contributed to our record performance.  Our oil price differentials in the fourth quarter were our best ever, with our net oil price averaging in excess of $9 per barrel higher than NYMEX oil prices.  With the earlier than anticipated startups of our Oyster Bayou and Hastings Fields, and a positive start to our 2012 Bakken production, our year-to-date 2012 average oil production from both our tertiary and Bakken operations is above expectations.  Our liquidity position is strong and we are well positioned to execute our unique, highly profitable, lower-risk, and long-term oil production growth strategy.”

(1) A non-GAAP measure, see accompanying Schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

Production

Fourth quarter of 2011 production averaged 67,234 BOE/d, down from 76,435 BOE/d produced in the prior year period, but up from the 66,830 BOE/d produced in the third quarter of 2011.  The 9,201 BOE/d decrease from the prior year fourth quarter was primarily attributable to the sale of assets in 2010, partially offset by an increase in Bakken production.  For comparative purposes, the Company’s adjusted fourth quarter of 2010 production would have been 63,712 BOE/d if production attributable to assets sold in 2010 were excluded.  Included in the fourth quarter of 2011 production volumes are 1,677 BOE/d from non-core Gulf Coast assets which Denbury has agreed to sell in a transaction expected to close in the first quarter of 2012.

Fourth quarter of 2011 production from tertiary operations averaged 31,144 barrels of oil per day (“Bbls/d”), and 30,959 Bbls/d for the year.  Full year 2011 tertiary production increased by 7% from the full year 2010 level while fourth quarter of 2011 tertiary production was little changed from both the prior year fourth quarter and the third quarter of 2011.  The quarterly comparisons reflect production gains from the expanding tertiary floods at the Delhi and Heidelberg Fields being offset by declines at more mature tertiary floods and the Tinsley Field.  Driven by an active development program, Bakken production increased to 11,743 BOE/d in the fourth quarter of 2011, a 126% increase from the prior year fourth quarter level, and an 18% increase from the third quarter of 2011 level.

Review of Financial Results

The Company’s fourth quarter of 2011 oil and natural gas revenues, excluding any impact of derivative contracts, increased 18% compared to revenues in the prior year fourth quarter.  Higher oil prices and improved oil differentials increased revenues by 30%.  These pricing improvements were partially offset by lower production levels as a result of 2010 asset sales which decreased revenues by 12%.  During the fourth quarter of 2011, 94% of the Company’s production was oil, compared to 85% in the prior year fourth quarter.  This increase was primarily due to the higher Bakken oil production in the 2011 period, coupled with the sale of certain assets in 2010 which produced a relatively high percentage of natural gas.

During the fourth quarter of 2011, Denbury’s oil price differentials (the average price at which the Company sold its production compared to NYMEX prices) continued to improve significantly, primarily due to the relative strength of Light Louisiana Sweet ("LLS") index pricing.  Company-wide oil price differentials in the fourth quarter of 2011 were $9.14 per barrel (“Bbl”) above NYMEX prices, as compared to $3.90 per Bbl below NYMEX in the prior year fourth quarter.  For the fourth quarter of 2011, the LLS index differential averaged a positive $23.36 per Bbl on a trade-month basis, as compared to a positive $4.07 per Bbl in the prior year fourth quarter.  The LLS to NYMEX differential had decreased significantly by end of 2011 to slightly less than $10 per barrel positive to NYMEX.  During 2011, the Company sold approximately 45% of its crude oil based on the LLS index price and approximately 28% based on NYMEX prices, with the balance based on various other indexes.

Lease operating expenses increased 11% on a per barrel of oil equivalent (“BOE”) basis between the fourth quarter of 2010 and fourth quarter of 2011.  The overall increase from the prior year fourth quarter was primarily due to certain sales during the 2010 period of properties which had a lower production cost per BOE than Denbury’s legacy assets.  Higher tertiary operating expenses also contributed to the increase.  Tertiary operating expenses averaged $23.59 per Bbl in the fourth quarter of 2011, as compared to $21.73 per Bbl in the prior year fourth quarter.  The increase between the periods was primarily due to higher fuel, utilities, labor and workover costs, which were partly the result of higher costs at the Heidelberg and Tinsley Fields.

General and administrative (“G&A”) expenses totaled $28 million in the fourth quarter of 2011, as compared to $38 million in the prior year fourth quarter.  The decrease was primarily due to a reduction in third-party professional services, savings in office rent, lower bonus accrual, and an increase in capitalized exploration and development expenses.  On a per BOE basis, G&A expense was $4.51 per BOE in the fourth quarter of 2011, compared to $5.36 in the prior year fourth quarter.

Interest expense declined 32% in the fourth quarter of 2011, compared to the prior year fourth quarter, due in part to a $9 million increase in capitalized interest, a $179 million decrease in average debt outstanding and a modest reduction in the average interest rate, to 7.8% from 8.1%.  The increase in capitalized interest between the fourth quarter of 2010 and the fourth quarter of 2011 was primarily the result of incremental capitalized interest on projects under construction, particularly the Riley Ridge facility and Greencore pipeline.

        Depletion, depreciation and amortization of oil and natural gas properties was $16.18 per BOE in the fourth quarter of 2011, compared to $14.33 per BOE in the prior year fourth quarter.  The increase was primarily due to higher costs per barrel associated with the Company’s 2011 Bakken capital program and upward revisions in estimated future development costs primarily related to Bakken proved undeveloped properties.  The increase was partially offset by the impact of the Company’s incremental acquisition of Riley Ridge reserves in 2011, which were purchased at a relatively low cost per BOE.

        Denbury recorded a pre-tax $167 million non-cash fair value charge to earnings in the fourth quarter of 2011 due to decreases in the fair value of its derivative contracts, as compared to a pre-tax $130 million non-cash fair value charge in the prior year fourth quarter.  The Company received cash of $7 million from derivative contract settlements in the fourth quarter of 2011, as compared to $15 million received during the prior year fourth quarter.  The fourth quarter of 2010 amounts included $10 million received from terminating certain of the Company’s natural gas swaps after applicable asset sales.

During the fourth quarter of 2011, the Company recorded asset impairment charges of $23 million, $6 million of which related to the decline in market value at December 31, 2011 of the Vanguard common units the Company sold in January 2012, and $17 million of which related to the impairment of the Company’s investment in a potential natural source of CO2, which, after evaluation, was determined to be uneconomic.

Denbury’s effective tax rate for the fourth quarter of 2011 was approximately 34%, lower than the estimated 38% statutory tax rate due to differences between the Company’s tax provision and filed tax returns.  The Company’s annual effective tax rate for 2011 was 38%.

2012 Guidance

Denbury’s 2012 production guidance is unchanged as follows:

Operating Area	2012 Estimated Production (BOE/d)
Tertiary	33,000 – 36,000
Bakken	12,750 – 14,750
Other*	24,500
Total*	70,250 – 75,250

* Includes 1,400 BOE/d from properties Denbury has agreed to sell for $155 million in a transaction expected to close in the first quarter of 2012.  These properties produced an average of 1,805 BOE/d in 2011.

Denbury’s 2012 capital expenditure budget is also unchanged at $1.35 billion, excluding acquisitions, capitalized interest and tertiary startup costs and net of a projected $75 million of equipment sale/leasebacks.

Expense Reclassifications

During the fourth quarter of 2011, the Company adjusted its presentation of certain expense items in its Consolidated Statements of Operations.  A new expense item, taxes other than income, was created and includes severance taxes (previously included in “production taxes and marketing expenses”), ad valorem taxes (previously included in “lease operating expenses” and “CO2 discovery and operating expenses”) and franchise and other miscellaneous taxes (previously included in “general and administrative expenses”).  All prior periods have been adjusted to conform to the new presentation.  The fourth quarter and full year 2011 account balances were as follows prior to the reclassifications:

Previous Income Statement Line Item	Three Months Ended December 31, 2011	Twelve Months Ended December 31, 2011
Lease operating expenses	$127,458	$521,018
Production taxes and marketing expenses	42,417	151,805
CO2 discovery and operating expenses	8,667	14,048
General and administrative	30,238	133,890

Conference Call

The public is invited to listen to Denbury’s webcast and conference call today at 10:00 A.M. CST.  The webcast is accessible on the ‘Investors’ section at www.denbury.com.  The call will be archived on the Company’s website for approximately 30 days and will also be available for playback for one month after the call by dialing 800-475-6701 or 320-365-3844 and entering access code 220093.

Annual Meeting

Denbury also announced that its 2012 Annual Meeting of Stockholders will be held on Tuesday, May 15th at 3:00 P.M. CDT, at The Embassy Suites Dallas – Frisco Hotel located at 7600 John Q. Hammons Drive, Frisco, Texas.  The record date for determination of shareholders entitled to vote at the annual meeting is the close of business on March 30, 2012.

Denbury Resources Inc. is a growing independent oil and natural gas company.  The Company is the largest combined oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions.  The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary oil recovery operations.  For more information about Denbury, please visit www.denbury.com.

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This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties, including estimated 2012 production and capital expenditures and potential asset sales and equipment sale/leasebacks and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q.  These risks and uncertainties are incorporated by this reference as though fully set forth herein.  These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met.  Actual results may vary materially.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972-673-2000
Mark Allen, Sr. VP and CFO, 972-673-2000
Jack Collins, Executive Director, Investor Relations, 972-673-2028

Financial and Statistical Data Tables and Reconciliation Schedules

Following are unaudited financial highlights for the comparative fourth quarters and annual periods ended December 31, 2011 and December 31, 2010.  All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

FOURTH QUARTER FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Three Months Ended
	December 31,			Percentage
	2011	2010		Change
Revenues and other income
Oil sales	596,482	485,295	+	23%
Natural gas sales	9,855	28,298	-	65%
CO2 sales and transportation fees	5,903	5,364	+	10%
Interest income and other income	5,017	100	+	>100%
Total revenues and other income	617,257	519,057	+	19%

Expenses
Lease operating expenses	124,230	127,570	-	3%
Marketing expenses	8,058	7,857	+	3%
CO2 discovery and operating expenses	9,369	2,584	+	>100%
Taxes other than income	39,239	32,909	+	19%
General and administrative	27,884	37,700	-	26%
Interest expense, net	35,717	52,883	-	32%
Depletion, depreciation and amortization	110,129	111,624	-	1%
Derivatives expense	159,811	114,212	+	40%
Transaction and other costs related to the Encore merger	-	13,018	-	100%
Impairment of assets	22,951	-		N/A
Total expenses	537,388	500,357	+	7%

Income before income taxes	79,869	18,700	+	>100%

Income tax provision (benefit)
Current income taxes	2,400	21,880	-	89%
Deferred income taxes	24,862	(6,940)	+	>100%

Consolidated net income	52,607	3,760	+	>100%
Add: net loss attributable to noncontrolling interest	-	6,604	-	100%

NET INCOME ATTRIBUTABLE TO DENBURY STOCKHOLDERS	52,607	10,364	+	>100%

Net income per common share:
Basic	0.14	0.03	+	>100%
Diluted	0.13	0.03	+	>100%

Weighted average common shares:
Basic	389,034	396,500	-	2%
Diluted	393,163	402,436	-	2%

Production (daily - net of royalties):
Oil (barrels)	62,901	64,914	-	3%
Gas (mcf)	25,998	69,130	-	62%
BOE (6:1)	67,234	76,435	-	12%

Unit sales price (including derivative settlements):
Oil (per barrel)	102.86	79.18	+	30%
Gas (per mcf)	7.65	7.24	+	6%
BOE (6:1)	99.18	73.79	+	34%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	103.08	81.26	+	27%
Gas (per mcf)	4.12	4.45	-	7%
BOE (6:1)	98.03	73.04	+	34%

	Three Months Ended
	December 31,			Percentage
	2011	2010		Change
Derivative contracts
Cash receipt on settlements	7,161	15,352	-	53%
Non-cash fair value derivative adjustments	(166,972)	(129,564)	+	29%
Total expense from derivative contracts	(159,811)	(114,212)	+	40%

Non-GAAP financial measure(1)
Net income attributable to Denbury stockholders (GAAP measure)	52,607	10,364	+	>100%
Non-cash fair value adjustments on derivative contracts (net of taxes)	103,523	80,330	+	29%
Impairment of assets (net of taxes)	14,230	-		N/A
CO2 exploration costs	4,658	-		N/A
Transaction and other costs related to the Encore merger (net of taxes)	-	8,071	-	100%
Early cash settlement of natural gas derivatives (net of taxes)	-	(6,225)	-	100%
Increase in deferred tax expense due to rate increase	-	4,519	-	100%
Adjustments attributable to noncontrolling interest	-	(10,125)	-	100%
Adjusted net income excluding certain items (non-GAAP measure)	175,018	86,934	+	>100%

Non-GAAP financial measure(1)
Consolidated net income (GAAP Measure)	52,607	3,760	+	>100%
Adjustments to reconcile to cash flow from operations:
Depletion, depreciation, and amortization	110,129	111,624	-	1%
Deferred income taxes	24,862	(6,940)	+	>100%
Non-cash fair value derivative adjustments	166,972	129,564	+	29%
Impairment of assets	22,951	-		N/A
Other	9,410	9,518	-	1%
Adjusted cash flow from operations (non-GAAP measure)	386,931	247,526	+	56%
Net change in assets and liabilities relating to operations	(21,209)	15,510	-	>100%
Cash flow from operations (GAAP measure)	365,722	263,036	+	39%

Oil & natural gas capital investments (excluding Encore Merger)	342,611	172,794	+	98%
CO2 capital investments	25,200	26,228	-	4%
Pipelines and plants capital investments	93,727	38,379	+	>100%
Cash paid in Riley Ridge acquisition	30	132,257	-	100%
Proceeds from sales of properties	21,772	548,043	-	96%

BOE data (6:1)
Oil and natural gas revenues	98.03	73.04	+	34%
Gain on settlements of derivative contracts	1.15	2.18	-	47%
Lease operating expenses	(20.08)	(18.14)	+	11%
Marketing expenses	(1.30)	(1.12)	+	16%
Production netback	77.80	55.96	+	39%
CO2 discovery and operating expenses, net	(0.56)	0.40	-	>100%
Taxes other than income	(6.34)	(4.69)	+	35%
General and administrative expenses	(4.51)	(5.36)	-	16%
Transaction and other costs related to the Encore merger	-	(1.85)	-	100%
Net cash interest expense and other income	(4.37)	(6.79)	-	36%
Current income taxes and other	0.54	(2.47)	+	>100%
Changes in assets and liabilities relating to operations	(3.43)	2.21	-	>100%
Cash flow from operations	59.13	37.41	+	58%

(1) See "Non-GAAP Measures" at the end of this report.

TWELVE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)

	Twelve Months Ended
	December 31,			Percentage
	2011	2010		Change
Revenues and other income
Oil sales	2,217,529	1,661,380	+	33%
Natural gas sales	51,622	131,912	-	61%
CO2 sales and transportation fees	22,711	19,204	+	18%
Gain on sale of interests in Genesis	-	101,537	-	100%
Interest income and other income	17,462	7,758	+	>100%
Total revenues and other income	2,309,324	1,921,791	+	20%

Expenses
Lease operating expenses	507,397	470,364	+	8%
Marketing expenses	26,047	31,036	-	16%
CO2 discovery and operating expenses	14,258	7,801	+	83%
Taxes other than income	147,534	120,541	+	22%
General and administrative	125,525	134,121	-	6%
Interest expense, net	164,360	176,113	-	7%
Depletion, depreciation, and amortization	409,196	434,307	-	6%
Derivatives income	(52,497)	(23,833)	+	>100%
Loss on early extinguishment of debt	16,131	-		N/A
Transaction and other costs related to the Encore merger	4,377	92,271	-	95%
Impairment of assets	22,951	-		N/A
Total expenses	1,385,279	1,442,721	-	4%

Income before income taxes	924,045	479,070	+	93%

Income tax provision
Current income taxes	8,249	33,194	-	75%
Deferred income taxes	342,463	160,349	+	>100%

Consolidated net income	573,333	285,527	+	>100%
Less: net income attributable to noncontrolling interest	-	(13,804)	-	100%

NET INCOME ATTRIBUTABLE TO DENBURY STOCKHOLDERS	573,333	271,723	+	>100%

Net income per common share:
Basic	1.45	0.73	+	99%
Diluted	1.43	0.72	+	99%

Weighted average common shares:
Basic	396,023	370,876	+	7%
Diluted	400,958	376,255	+	7%

Production (daily - net of royalties):
Oil (barrels)	60,736	59,918	+	1%
Gas (mcf)	29,542	78,057	-	62%
BOE (6:1)	65,660	72,927	-	10%

Unit sales price (including derivative settlements):
Oil (per barrel)	98.90	71.69	+	38%
Gas (per mcf)	7.34	6.45	+	14%
BOE (6:1)	94.78	65.81	+	44%

Unit sales price (excluding derivative settlements):
Oil (per barrel)	100.03	75.97	+	32%
Gas (per mcf)	4.79	4.63	+	3%
BOE (6:1)	94.68	67.37	+	41%

	Twelve Months Ended
	December 31,			Percentage
	2011	2010		Change
Derivative contracts
Cash receipt (payment) on settlements	2,377	(31,612)	+	>100%
Non-cash fair value derivative adjustments	50,120	55,445	-	10%
Total income from derivative contracts	52,497	23,833	+	>100%

Non-GAAP financial measure(1)
Net income attributable to Denbury stockholders (GAAP measure)	573,333	271,723	+	>100%
Non-cash fair value adjustments on derivative contracts (net of taxes)	(31,074)	(34,376)	-	10%
Transaction and other costs related to the Encore merger (net of taxes)	2,714	60,060	-	95%
Loss on early extinguishment of debt (net of taxes)	10,001	-		N/A
Impairment of assets	14,230	-		N/A
CO2 exploration costs	4,658	-		N/A
Early cash settlement of natural gas derivatives (net of taxes)	-	(6,225)	-	100%
Gain on sale of interests in Genesis (net of taxes)	-	(62,953)	-	100%
Increase in deferred tax expense due to rate increase	-	11,591	-	100%
Cumulative effect of CO2 accounting policy revision (net of taxes)	-	(5,964)	-	100%
Interest on newly issued debt one month prior to merger (net of taxes)	-	4,263	-	100%
Adjustments attributable to noncontrolling interest	-	(8,283)	-	100%
Adjusted net income excluding certain items (non-GAAP measure)	573,862	229,836	+	>100%

Non-GAAP financial measure(1)
Consolidated net income (GAAP measure)	573,333	285,527	+	>100%
Adjustments to reconcile to cash flow from operations:
Depletion, depreciation, and amortization	409,196	434,307	-	6%
Deferred income taxes	342,463	160,349	+	>100%
Non-cash fair value derivative adjustments	(50,120)	(55,445)	-	10%
Loss on early extinguishment of debt	16,131	-		N/A
Impairment of assets	22,951	-		N/A
Other	45,954	(50,439)	+	>100%
Adjusted cash flow from operations (non-GAAP measure)	1,359,908	774,299	+	76%
Net change in assets and liabilities relating to operations	(155,094)	81,512	-	>100%
Cash flow from operations (GAAP measure)	1,204,814	855,811	+	41%

Oil & natural gas capital investments (excluding Encore merger)	1,118,158	697,246	+	60%
CO2 capital investments	84,789	93,556	-	9%
Pipelines and plants capital investments	236,133	207,536	+	14%
Cash paid in Encore merger, net of cash acquired	-	814,984	-	100%
Cash paid in Riley Ridge acquisition	199,263	132,257	+	51%
Proceeds from sales of properties	69,370	1,458,029	-	95%
Proceeds from sale of interest in Genesis	-	162,619	-	100%
Cash and cash equivalents	18,693	381,869	-	95%
Total long-term debt (principal amount excluding capital leases and pipeline financings)	2,436,350	2,176,350	+	12%
Financing leases	243,274	248,519	-	2%
Total stockholders' equity	4,806,498	4,380,707	+	10%

BOE data (6:1)
Oil and natural gas revenues	94.68	67.37	+	41%
Gain (loss) on settlements of derivative contracts	0.10	(1.19)	+	>100%
Lease operating expenses	(21.17)	(17.67)	+	20%
Marketing expenses	(1.09)	(1.17)	-	7%
Production netback	72.52	47.34	+	53%
CO2 discovery and operating expenses, net	0.36	0.43	-	16%
Taxes other than income	(6.16)	(4.53)	+	36%
General and administrative expenses	(5.24)	(5.04)	+	4%
Transaction and other costs related to the Encore merger	(0.18)	(3.47)	-	95%
Net cash interest expense and other income	(5.42)	(5.67)	-	4%
Current income taxes and other	0.86	0.03	+	>100%
Changes in assets and liabilities relating to operations	(6.47)	3.06	-	>100%
Cash flow from operations	50.27	32.15	+	56%

(1) See "Non-GAAP Measures" at the end of this report.

Non-GAAP Measures

Adjusted net income excluding certain items is a non-GAAP measure.  This measure reflects net income without regard to the fair value adjustments on the Company’s derivative contracts or other certain items.  The Company believes that it is important to consider this measure separately as it is a better reflection of the ongoing comparable results of the Company, without regard to changes in the market value of the Company’s derivative contracts or other certain items during the period.

Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows.  Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables.  The Company believes that it is important to consider this measure separately, as it believes it can often be a better way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.